EXHIBIT 10.33
EXECUTION COPY
Letter of Agreement
Mr. Bill Wachter
Chief Executive Officer
The Anspach Effort, Inc.
4500 Riverside Drive
Palm Beach Gardens, FL 33410
     Re:      Agreement on Commercial Arrangement
Dear Bill:
This Letter of Agreement (“LOA”), binding and effective upon execution by both parties, shall define the scope and terms for a definitive agreement (the “Definitive Agreement”) to be entered into between MAKO Surgical Corp (“MAKO”) and The Anspach Effort, Inc. (“Anspach”), which shall include strategic business alliance (the “Alliance”) for integration of the MAKO Haptic Guidance System™ (“HGS”) and the Anspach electric power instrument system, (eMax2/SC-2000) and related accessories (collectively, the “eMax”).
The parties have previously been operating wider a binding Letter of Intent (“LOI”) effective November 18, 2005. The LOI is supplanted and replaced in its entirety by this LOA:
MAKO’s experience with the eMax has led to several requested design updates to improve the fit between the eMax and the HGS (the “Desired Changes”).
The parties recognize that this LOA shall provide the binding terms of the commercial relationship between them. The parties agree to use best efforts to execute the Definitive Agreement on or before July 31, 2007, however the parties agree that this LOA shall be binding and in effect unless and until the consummation of the Definitive Agreement.
1.	Fundamentals of the Alliance:

In furtherance of the Alliance, each of the parties hereby agrees to use commercially reasonable efforts towards:
a.	Collaborating on technical efforts towards the Alliance, including, but not limited to, efforts towards the design, development, manufacturing and testing of products to support the Alliance and specifically the integration and commercialization of the integrated subject systems;

b.	Establishing a manufacturing relationship for specific devices developed as part of the Alliance; and

c.	Establishing an OEM relationship for sales by MAKO of specific devices developed as part of the Alliance (the “Alliance Specific Devices”), whereby the parties will negotiate reasonable transfer and retail pricing for such Alliance Specific Devices.

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2.	Commitments:

In furtherance of the Alliance, each of the parties hereby agrees and covenants (as applicable) to be bound as follows:
a.	MAKO and Anspach will commence engineering collaboration upon the Effective Date (as defined below), on the selection, development and manufacturing of devices for the Alliance. Upon selection of desired Products (as defined below), MAKO may implement Desired Changes to the Anspach design of burrs, attachments and motor housings to meet the requirements of the MAKO HGS.
Specifically,
I.	Off the shelf products:
1.	Cutting Burrs: Anspach will provide technical support to MAKO in the selection of appropriate existing cutting instruments and definition of cutting instrument interfaces for use in the HGS. Anspach’s support will be limited to the identification of off-the-shelf products best suited to meet MAKO needs in current configuration.

II.	Anspach products effected by the Desired Changes
1.	Alliance Specific Devices: Following communication by MAKO on the Desired Changes.
1)	Anspach will provide MAKO with drawings and specifications for the affected components and products required for MAKO to incorporate the Desired Changes.

2)	Anspach will provide MAKO with part numbers for the drawings for the MAKO specific products and associated components.

3)	Manufacturing:
a.	MAKO may manufacture the MAKO specific parts with MAKO suppliers and send them to Anspach for final processing, assembly, marking and packaging, or alternatively,
b.	Anspach may manufacture MAKO specific parts complete through assembly, marking, and packaging
c.	MAKO can use its own suppliers to make MAKO specific cutting burrs and, send them to Anspach for final machining of proprietary locking flats, marking, packaging and sterilization.
2.	Anspach will be responsible for obtaining and maintaining the regulatory clearance for each and every Product (as defined below) and agrees and

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covenants to be as expeditious as is commercially possible towards that end. MAKO shall have the right to consult with Anspach as reasonably necessary to achieve FDA clearance for any Product.

3.	Cadaver Labs: Anspach may, in MAKO’s sole discretion, participate in MAKO cadaver labs in order to learn and understand the Desired Changes. Cadaver lab may take place at a MAKO selected facility (at MAKO’s sole expense), or at Anspach as mutually agreed by the parties.

4.	IP & Data Ownership: MAKO shall own all intellectual property rights in the Alliance Specific Devices resulting from MAKO design efforts (the “Novel IP”). MAKO will grant Anspach a non-exclusive fully paid up royalty free license to the Novel IP conceived for use in any field other than Orthopedics in combination with a Robot (each as defined below), excepting intellectual property developed independent of the Alliance and all clinical data generated in furtherance of the Alliance. "Orthopedics” shall be defined as the medical specialty concerned with the preservation, restoration, development, repair and correction of the musculoskeletal system and associated structures, whereby, for avoidance of doubt, products that may be used in Orthopedics shall include, but are not limited to, the following: (a) reconstructive including orthopedic joint replacement, bone cements and accessories, dental reconstructive products and platelet systems; (b) fixation products including electrical bone growth, stimulation, internal and external orthopedic fixation, bone growth substitute materials; (c) spinal products including spinal stimulation, spinal hardware, pain therapy, and orthobiologics; and (d) arthroscopy, diagnostics, softgoods, and bracing, provided however, that notwithstanding the forgoing, the following medical specialties are, to the extent that they may otherwise come within the scope of the definition given above, specifically excluded from Orthopedics: (i) Non-bone oncology; (ii) Blood vessels and vital organs; (iii) Neurology, which is the medical specialty concerned with the brain, spinal cord and nervous system, and including neurosurgery; and (iv) Cranial neurosurgery, ENT and Otolaryngology. "Robot” shall be defined as a system (a) containing an electromechanical device or interface; (b) in or by which a user (i) experiences tactile sensations and/or virtual constraints; (ii) interacts with a computer by receiving tactile feedback (which feedback may be achieved by applying a degree of opposing force to the user along the x, y, and z axes, or through any other means); or (iii) grasps and/or operates any tool or device which is constrained in its operation by a physical guide which itself is attached to an electromechanical device.
3.	Commercial sales of products:

The parties acknowledge that MAKO intends to sell and install the Alliance Specific Devices for use with the HGS. Accordingly, in furtherance of the Alliance, each of the parties hereby agrees to be bound as follows:

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a.	Products for Alpha Testing. MAKO shall have the right to purchase the eMax and other Alliance Specific Devices (collectively, the “Products”) from Anspach each at an agreed distributor discount and to deliver such products to the MAKO customers packaged together with other MAKO products as part of a complete kit. MAKO will provide Anspach with the information on installations of the HGS using the Alliance Specific Devices on a quarterly basis.

b.	Service of the Products. Anspach shall be responsible for the repair and maintenance of any and all Products installed or operating at MAKO customer site. Such repair and maintenance shall be in accordance with the Anspach standard Warranty and Repair Policy as documented in the Warranty and Return Policy of the eMax Operating Manual, provided however that Anspach shall use its best commercial efforts to provide either turnaround repair service or loaner replacement in not more than forty-eight (48) hours.

c.	Training: Anspach shall provide appropriate user training on the use of any and all Products to key MAKO employees as requested by MAKO.

d.	Documentation: MAKO will provide its customers with appropriate documentation to cover the end-user’s operation of the integrated Alliance system. MAKO will be solely responsible for producing of the HGS documentation instructions and Complete Reference Guide or the HGS. Anspach will provide MAKO with the appropriate user manual/IFU for any and all Products that may be incorporated in the HGS manuals.

e.	Change to Existing Products: Anspach will provide MAKO with an advanced reasonable written notification for changes that are planned or expected in any and all Products, including, without limitation, Alliance Specific Devices, that affect the overall performance of the eMax or the interface with the HGS. This notification shall be delivered so as to enable MAKO to plan and prepare in advance for the changes required in the HGS.

f.	Quality, Regulatory & Marketing: MAKO will assume responsibility for the regulatory clearance for any and all Products and the use of Anspach products as part of the HGS, excepting disposable and limited use components such as cutting burrs and attachments, which shall be the responsibility of Anspach. Anspach is responsible for obtaining and maintenance of FDA clearance of Anspach products for their original intended use. Anspach will provide support to MAKO upon request to obtain FDA clearance of any integration specific devices. Alliance Specific Devices manufactured by Anspach will include the statement “Distributed by MAKO Surgical Corp.; Manufactured by The Anspach Effort, Inc.” on the product labeling.

g.	Non-Solicitation: Anspach shall not, directly or indirectly, solicit, market or sell any Products to any physician, hospital or other customer whatsoever for use in the HGS.

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4.	HGS 2.0 Considerations:
a.	MAKO is contently finalizing the design requirements for the HGS 2.0 platform. Prior to finalizing the design requirements, MAKO and Anspach will use commercially reasonable efforts to assess the potential for MAKO procurement of the eMax console assembly without housing for integration in the base of the HGS platform by MAKO.
5.	Co-Marketing and Co-Promotion:
a.	MAKO and Anspach may support each other in the marketing and promotion of the integrated system and Alliance products sold.

b.	Neither MAKO nor Anspach may use other party’s name for any publicity or marketing purpose without a written consent by the other party.
6.	Binding Confidentiality Arrangement:

The parties agree that the existence of the LOA, the NDA, and the Definitive Agreement, and the terms and provisions of each, shall be considered “Confidential Information” within the meaning of that certain mutual Nondisclosure Agreement, between the parties, dated May 24, 2005, the terms of which are expressly incorporated herein. During the period beginning on the Effective Date and continuing for three (3) years thereafter, neither party shall make a public statement concerning MAKO’s use, marketing, sale, distribution and/or delivery of the eMax or any Alliance Specific Devices absent the prior written consent of the other, which shall not be unreasonably withheld.

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If the terms and conditions set forth in this LOA, including the consideration exchanged between the patties, are acceptable to you, please indicate your agreement and willingness to be bound by executing and dating this LOI in the space provided below. This LOA shall be effective as of the date upon which bath parties have executed it (the “Effective Date”). This LOA may be executed in counterparts (which together shall constitute one instrument) and may be delivered and shall be binding in facsimile forth.
Sincerely yours,

MAKO SURGICAL

/s/ Menashe R. Frank
Menashe R. Frank
Vice-President & General Counsel

Agreed and accepted this 6th day of July, 2007

THE ANSPACH EFFORT, INC.

By:	/s/ Bill Wachter
Bill Wachter
Chief Executive Officer